[Third Party Custodian]

[Non-ERISA]

Securities Lending Agency Agreement

This agreement (“Agreement”) is dated as of ______________ 20___, between BMO Harris Bank N.A. (“Lending Agent”), and Investment Managers Series Trust (the “Trust”), on behalf of the Zacks Funds (listed on Exhibit B) and Zacks Investment Management, Inc. (collectively, the “Client”).

WHEREAS, Client is a series of an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that offers its shares in one or more separate series, with each such series representing a separate and distinct pool of cash, securities and other assets; and

WHEREAS, Client has determined that securities loan transactions are suitable for Client and that Client has the financial resources for such transactions; and

WHEREAS, Client desires to authorize Lending Agent, as its agent, to lend certain of Client’s securities held by a custodian other than Lending Agent or its affiliates to certain borrowers approved by Lending Agent or its affiliates, against a pledge of collateral;

NOW, THEREFORE, the parties agree as follows:

1.	Appointment of Agent

(a) Until this Agreement is terminated pursuant to Section 11, Lending Agent is authorized as Client’s agent to lend any of Client’s securities held in trust or in custody by Client’s custodian, UMB Bank, n.a. (“Custodian”), except those securities which Client or Client’s investment adviser specifically identify in written notices to Lending Agent should not be loaned, whether because the securities have been sold or otherwise. Lending Agent shall have no authority or responsibility for determining whether any of Client’s securities should be excluded from the lending program. The securities may be loaned on such terms as Lending Agent and the borrower shall negotiate, to such borrowers as appear on Lending Agent’s approved list of borrowers. Client may obtain a copy of the approved list of borrowers at any time upon request. Lending Agent is further authorized to terminate any loan at any time in its sole discretion. Lending Agent shall be authorized as Client’s agent to sign agreements with borrowers, ownership or other certificates as may be required by the Internal Revenue Service or any other regulatory authorities, and to take any other actions necessary or desirable to effect such loans and/or the investment of any collateral received for such loans. Lending Agent is further authorized to identify Client as the principal in securities lending transactions to a borrower and to applicable governmental, regulatory and taxing authorities. The securities may be loaned on such terms as Lending Agent and the borrower shall negotiate. Lending Agent shall notify Client whenever a securities loan has been agreed to on behalf of Client with a borrower. Lending Agent shall also advise Client and Custodian which securities have been lent and the transfer instructions supplied by the borrower with respect thereto. Upon termination of a loan, Lending Agent shall instruct the borrower to return the loaned securities to Client’s account held at Custodian and shall advise Client and Custodian to receive same.

(b) Client acknowledges that Lending Agent acts as agent for other securities lending clients (collectively, the “Securities Lending Program”) who may hold some of the same securities as Client may hold and, accordingly, that any given loan to a borrower may be comprised of securities owned by several of Lending Agent’s clients. Client agrees that Lending Agent shall have full discretion to allocate such loans among Lending Agent’s clients by such equitable methods as Lending Agent deems appropriate and that Lending Agent shall have no obligation to include Client in any such allocation. Lending Agent does not represent or warrant that any amount or percentage of Client’s securities will, in fact, be loaned.

(c) Client represents and covenants that: (i) the securities subject to loans under this Agreement are free and clear of all liens, claims, security interests and encumbrances; and Client has and will have the right, power and authority to lend those securities under this Agreement; (ii) the assets subject to this Agreement are not plan assets under the Employee Retirement Income Security Act of 1974, or the Internal Revenue Code of 1986, each as amended; (iii) the execution, delivery and performance of this Agreement are within Client’s powers, have been and remain duly authorized by all necessary action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Client; (iv) no consent of any applicable governmental authority or body is necessary for Client to execute and lend securities under this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; (v) this Agreement constitutes a legal, valid and binding obligation, enforceable against Client in accordance with its terms; and (vi) Client’s tax identification number is accurately indicated below Client’s signature to this Agreement.

(d) In effecting securities loans and managing the associated collateral, Lending Agent may with prior written approval of Client appoint BMO Asset Management Corp. or another affiliate as Lending Agent’s agent, but any such appointment shall not relieve Lending Agent of its obligations under this Agreement.

(e) Client agrees to take any and all steps reasonably necessary and as may be reasonably requested by Lending Agent from time to time to ensure that Custodian agrees to and acts in compliance with the Client’s obligations under this Agreement and any securities loan agreement outstanding during the term of this Agreement.

(f) Lending Agent represents that it has selected eligible borrowers for its program after performing due diligence consistent with Lending Agent’s internal policies with respect to such borrowers; that Lending Agent periodically monitors, or makes inquiries to the extent it deems appropriate, to satisfy itself that each borrower in its program still satisfied Lending Agent’s internal policies for participating as a borrower in securities lending transactions. Client understand and agrees that Lending Agent may amend its list of approved borrowers from time to time, and that Lending Agent will notify Client of each such change.

(g) Lending Agent and Client agree that the market value of loaned securities of Client shall not exceed 33 1/3% of the market value of the value of the net assets (“Value of Net Assets”) of Client (the “One-Third Limitation Test”); provided, however, that if on any day the market value of loaned securities of Client exceeds the One-Third Limitation Test, Lending Agent shall reduce the loaned securities of Client by the amount of such excess no later than the close of business on the following business day. In order to implement the One-Third Limitation Test, Client shall cause the Value of Net Assets to be delivered to Lending Agent each business day (it being understood that this will be delivered through a standing instruction given by Client to Lending Agent). Client shall notify Lending Agent in writing of any applicable restrictions or limitations regarding any loanable securities including, without limitation, the amount of loanable securities that may be out on loan at any time, the type of permissible collateral and restrictions or prohibitions, if any, as to the identity of, and credit exposure limits for, any borrower.

(h) In compliance with the requirements under the 1940 Act, Lending Agent agrees that all records which it maintains for Client shall at all times remain the property of Client, shall be readily accessible, upon reasonable request during normal business hours, and shall be surrendered upon the termination of this Agreement or otherwise on reasonable written request. Lending Agent further agrees that all records that it maintains for Client pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Upon the reasonable request of Client, copies of any such books and records shall be provided by Lending Agent.

(i) For the limited purpose of holding cash and/or securities received by Lending Agent from or on behalf of Client from time to time pursuant to the terms of this Agreement, including cash or securities received as collateral from borrowers in connection with securities loans and/or cash or securities received in connection with the reinvestment of such collateral, Client hereby appoints Lending Agent to serve as Client’s custodian. Lending Agent represents that it satisfies the requirements of Section 17(f)(1)(A) of the Investment Company Act of 1940 (the “1940 Act”) for serving as a custodian of a registered investment company. Lending Agent agrees to make available to Client upon request any records relating to its serving as custodian hereunder and to preserve for Client for such periods of time as are required by Rule 31a-2 under the 1940 Act such records as are required to be maintained by Rule 31a-1 under the 1940 Act.

2.	Remuneration

Lending Agent shall pay Client a fee for each loan equal to 60% (the remaining 40% shall be retained by Lending Agent as its compensation) of (1) in the case of loans not collateralized by cash, the fee paid by the borrower to Lending Agent with respect to each loan, and (2) in the case of loans collateralized by cash, the difference between (i) the net realized income, if any, derived from investments of the cash collateral, as invested as set forth in Section 6(c), minus (ii) the borrower’s rebate and any other allocable fees and expenses (including without limitation overdraft, transaction and execution charges and expenses). Client acknowledges and consents to Lending Agent’s payment of 12.5% of Lending Agent’s compensation to Custodian for administrative support services provided by Custodian to Lending Agent in connection with the lending of Client’s securities.

3.	Statements of Loan Activity and Fees

Lending Agent shall send Client a monthly report of loans made and fees earned from securities lending activity. Monthly reports of securities lending activity are available upon request.

4.	Distributions and Voting on Loaned Securities

(a) All borrowers shall be required to pay or otherwise deliver to Lending Agent all payments in respect of interest payments, dividends, or other distributions received for the borrowed securities (“Substitute Payments”). Except as provided in (b) below, such payments shall be credited by Lending Agent to Custodian for further credit to Client’s account promptly following receipt by Lending Agent of such payments from the borrower. Lending Agent will undertake to convert any payments received in a foreign currency only upon the written instructions of Client. All costs of such currency conversions shall be the sole responsibility of, and shall be borne by, Client, and shall be debited from the proceeds of the currency conversion prior to remitting to Custodian for further credit to Client’s account. In the absence of written instructions as provided herein, all such payments shall be remitted to Custodian for further credit to Client’s account in the currency in which the payments are received. Client authorizes Lending Agent to pay, provided that the borrower is not in default under its agreement with Lending Agent, to the borrower all interest payments received by Lending Agent on Government Securities (as defined in Section 6(a)) held by Lending Agent as collateral for loans made pursuant to this Agreement.

(b) Any noncash distribution on loaned securities including a stock split or a stock dividend, shall be added to the loan or returned to the Lending Agent (for further delivery to Custodian, if applicable) as of the date such noncash distribution is received by the borrower. Lending Agent shall maintain records of all dividends and distributions paid to Client and make such records available to Client upon request.

(c) Client acknowledges that Client cannot vote securities that are on loan on the applicable record date for such securities and that Lending Agent shall not have any responsibility in connection with any voting of such securities. It is further acknowledged and agreed that Client shall be responsible for notifying Lending Agent of any recall of loaned securities required to enable Client to exercise any voting rights, participate in any rights offering, warrant or option transaction, or take any other similar action in respect of such loaned securities, and (y) upon receipt of such timely notice from Client, Lending Agent shall use its best efforts to cause the recall of such loaned securities to Client.

(d) Client further acknowledges that payments that Client receives under (a) above in substitution for interest or dividends will be taxed differently than if Client had received the interest or dividend payments directly. Client has made its own determination as to the tax treatment of any securities loan transaction undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received under this Agreement. Client will indemnify, release and hold Lending Agent harmless for the full amount of any taxes deducted, withheld or otherwise paid by Lending Agent on Client’s behalf to a relevant taxing authority, whether or not such taxes were correctly or legally asserted by the tax authority. Client will indemnify and reimburse Lending Agent immediately upon Lending Agent’s written request for any such taxes deducted, withheld or otherwise paid at the time initially assessed as well as upon any final determination by a taxing authority if the amount so finally determined is greater than the amount initially assessed. If Lending Agent has not received Client’s indemnity and reimbursement payments within 45 days after the date of Lending Agent’s written request, then Lending Agent may request that the Custodian deduct the amount of the requested reimbursement from one or more of Client’s accounts held at the Custodian. Lending Agent shall have no obligation to contest Client’s liability for any tax, but if the taxing authority determines that the tax was not correctly or legally asserted and refunds such tax to Lending Agent, Lending Agent will return such refunded tax to Client with any interest received from the relevant tax authority.

(e) If any Substitute Payments are not received by Lending Agent from the borrower by the expiration of the applicable delivery period specified in Lending Agent’s agreement with the borrower, Lending Agent shall notify Client or Custodian of such fact and shall take all actions, on Client’s behalf that Lending Agent deems appropriate to secure the payment. Lending Agent may exercise, on Client’s behalf, all rights of Client that it may have against the borrower.

(f) If any installment, call or rights issue becomes payable on or in respect of any loaned securities, Lending Agent shall use reasonable efforts to comply with any written instructions that Client or Custodian provides to Lending Agent at least three full business days in advance of the applicable deadline for responding, but Lending Agent shall not be required to make any payment in connection with any such installment, call or rights issue unless Client has first provided Lending Agent with the funds to make such payment. Client will indemnify, release and hold Lending Agent harmless for the failure of Client, Custodian or their representatives to provide appropriate timely instructions for responding to any such installment, call or rights issue.

5.	Recalls of Securities by Client

(a) Client may instruct Lending Agent to terminate any loan in whole or in part by giving Lending Agent written notice thereof (a “Recall Notice”). Lending Agent shall thereupon promptly recall the securities from the borrower (the “Recalled Securities”), within the recall period specified by Lending Agent’s agreement with the borrower, which shall not be later than the second business day (but, in the case of Government Securities, the first business day) following the business day on which Lending Agent gives a notice recalling the securities from the borrower (the “Recall Period”). If, on the day Lending Agent receives the Recall Notice, (i) the borrower is closed for business, (ii) the principal market for the loaned securities is closed for trading or (iii) the Recall Notice is received after 3:00 p.m. Central time, the Recall Period will commence on the next business day on which both the borrower and the principal trading market are open.

(b) Client agrees to provide, or cause Custodian to provide, a Recall Notice with respect to any loaned securities that Client sells no later than 3:00 p.m. Central time on the trade date for such sale.

(c) If any Recalled Security is not returned by a borrower by the expiration of the applicable Recall Period, Lending Agent shall notify Client or Custodian of such fact. Subject to Section 7, Lending Agent shall take all steps which Lending Agent deems appropriate to secure the prompt return of the securities pursuant to Lending Agent’s agreement with the borrower (which may include the liquidation of collateral and the purchase of replacement securities).

(d) If the Recall Notice causes the termination of a loan and Lending Agent is unable to deliver to a borrower substitute securities owned by another participant in the Securities Lending Program, then, any interest penalties charged by the borrower or other costs incurred as a result of such termination shall be borne by Client; otherwise, Client shall not be responsible for penalties or costs charged by a borrower for early termination of a securities loan. In addition and as more fully described in Section 6, Client shall also be responsible for any losses on the investment of cash collateral, whether or not the loan is terminated in response to Client’s action or direction.

6.	Collateral

(a) Prior to or simultaneously with the delivery of Client’s securities to a borrower, Lending Agent shall obtain from the borrower and hold on Client’s behalf initial collateral having a market value not less than (i) 102% of the market value of domestic U.S. loaned securities, (ii) 105% of the market value of foreign loaned securities or (iii) such other percentage of the market value of the loaned securities (not less than 100%) agreed to by Client in writing (the “Initial Margin Requirement”). The collateral shall consist of (i) cash or (ii) securities issued or guaranteed by the United States Government or its agencies or instrumentalities (“Government Securities”).

(b) Lending Agent will mark to market loaned securities and collateral (if the collateral is represented by Government Securities) on a daily basis, and if at the close of trading on any business day, the market value of the collateral held by Lending Agent for loans made to any one borrower is less than 100% of the market value of the loaned securities, Lending Agent shall request from such borrower pursuant to Lending Agent’s agreement with the borrower such additional collateral so that the market value of the collateral is not less than the Initial Margin Requirement. Client understands that Lending Agent may be obligated to release collateral in excess of the Initial Margin Requirement to the borrower when so required by Lending Agent’s agreement with the borrower. Client expressly acknowledges and agrees that, for purposes of this Agreement, the market value of cash collateral shall be deemed to mean the principal amount of the cash collateral actually delivered by the borrower to Lending Agent and not the market value of the investments purchased with such cash collateral.

(c) Client directs Lending Agent to invest, on Client’s behalf and for Client’s account, any cash collateral received from a borrower as set forth in Exhibit A to this Agreement, as amended from time to time (the “Authorized Investments”). Client agrees that it will execute such additional documentation, including but not limited to a private placement subscription agreement, if applicable, and other investment documentation as may be required to invest in the Authorized Investments. Client understands that in addition to the services provided to Client by Lending Agent, Lending Agent may provide services in connection with the Authorized Investments. Client further understands that Lending Agent may receive fees from the Authorized Investments or from entities affiliated with such Authorized Investments, which fees are calculated with reference to the amount of assets of Lending Agent clients as a whole that are invested in an Authorized Investment. Client directs that any such fees as are calculated with reference to collateral invested pursuant to this Agreement shall be treated as net realized income from collateral investments, as described in Section 2 of this Agreement. If agreed upon by Client and Lending Agent, such Authorized Investments may include investments issued or advised by, purchased through or entered into with Lending Agent or its affiliates and customers of Lending Agent or its affiliates for whom Lending Agent or an affiliate acts in any capacity, and Client authorizes Lending Agent to purchase or sell Authorized Investments to or from Lending Agent or its affiliates or other accounts held or managed by Lending Agent or its affiliates.

(d) Client acknowledges that cash collateral is invested at Client’s risk and that Lending Agent does not warrant the rate of return on or guarantee the safety of such investments. Client further acknowledges that Lending Agent has no liability for purchasing or retaining any investment that at the time of purchase was an Authorized Investment. Client understands the risk of loss that may be entailed with the investment of collateral, has determined that the Authorized Investments are appropriate and suitable investments in light of Client’s investment objectives and expressly approves such Authorized Investments. Client accepts all investment risk (including without limitation interest rate, market, credit and liquidity risk) associated with any funds or instruments purchased or entered into with the cash collateral.

(e) If, upon termination of any loan, whether pursuant to a Recall Notice, a termination of this Agreement or a termination of a loan as a result of the expiration of the term thereof or by action of the borrower or Lending Agent, the cash collateral held by Lending Agent for Client’s account is less than the amount required to be returned to the borrower under Lending Agent’s agreement with the borrower (whether due to losses realized on the sale of instruments purchased with the cash collateral, or otherwise), Client will promptly provide Lending Agent with cash in the amount of any such deficiency. Any such deficiency is solely the responsibility of Client. Lending Agent shall have no responsibility for any losses or deficiencies with respect to any collateral or investments under this Agreement, and Client hereby indemnifies and holds harmless Lending Agent from such responsibility.

(f) If Client fails to pay amounts due under this Agreement, Client hereby authorizes Lending Agent to obtain such amounts directly from Custodian, out of Client’s accounts. As security for Client’s obligation to pay amounts due hereunder, Lending Agent shall have, and Client hereby grants, a security interest in any property of Client then held by or for Lending Agent, including, without limitation, any and all loaned securities returned to Lending Agent as aforesaid, and a right of setoff with respect to such property or any amount payable by Lending Agent to Client.

7.	Replacement of Securities

(a) Except as provided in Section 5(a) of this Agreement, in the event that any loan is terminated and the loaned securities or any portion thereof shall not have been returned to Lending Agent by or on behalf of the borrower within the time specified by Lending Agent’s agreement with the borrower, Lending Agent shall at its expense (i) within two (2) business days after the expiration of the Recall Period, replace the loaned securities (or any portion thereof not so returned) with a like amount of the loaned securities of the same issuer, class and denomination, and hold Client harmless from any brokerage commission and fees, incurred by Lending Agent in the purchase of such replacement securities or (ii) credit Client’s account with an amount of cash equal to the Market Value (as defined below) of such unreturned loaned securities determined at the close of business as of the date on which the loaned securities should have been returned (the “Return Date”). The Market Value of loaned securities will be determined as follows: for equity securities traded on a national securities exchange, including NASDAQ, at the last sale price or official closing price reported on the exchange on which the security is principally traded; in the absence of recorded sales for equity securities, at the mean of the last bid and asked prices as furnished by an independent pricing service; for Government Securities, listed corporate bonds, other fixed income and asset backed securities and unlisted securities, at the mean of the last bid and asked prices as furnished by an independent pricing service for the business day preceding the date of determination (or, if not so quoted on such day, the next preceding day on which they were so quoted) except that fixed income securities with remaining maturities of 60 days or less will be valued at amortized cost; for securities principally traded on markets outside the United States the Market Value will be the last sale price on the principal exchange on which the securities are traded, or if there was no sale on that date, the last sale price on the next preceding day on which there was such a sale. The foreign exchange rate used to calculate the Market Value of foreign securities not denominated in U.S. dollars shall be the foreign exchange rate quoted by the Lending Agent or its affiliates at the close of business in New York on the preceding day. The Market Value of securities for which market quotations are not readily available will be derived from an independent pricing service or from prices or rates bid by a dealer chosen in good faith by the Lending Agent or its affiliates on a reasonable basis.

(b) Lending Agent may but shall not be obligated to exercise, on Client’s behalf, all rights that Client may have against the borrower. In the event that Lending Agent shall be required to make any payment, whether in cash or in replacement securities, to Client or shall incur any loss or expense pursuant to (a) above, it shall, to the extent of such payment or loss or expense, be subrogated to, and succeed to, all of Client’s rights against the borrower and to the collateral involved. Client shall contemporaneously with any such payment to Client by Lending Agent surrender all rights to such collateral and Lending Agent shall have the sole authority to dispose of such collateral. Client agrees to execute any and all documents and instruments reasonably requested by Lending Agent, and Client further agrees to render reasonable assistance to assist Lending Agent in pursuing any claim to which Lending Agent succeeds or becomes subrogated.

(c) Except as provided in this Section 7, Lending Agent shall have no liability to Client for any failure of a borrower to return loaned securities.

8.	Indemnification and Reimbursement

(a) In addition to any other indemnification required by this Agreement, Client agrees to indemnify Lending Agent and to hold Lending Agent harmless from any liabilities, losses, costs or expenses (including reasonable attorneys’ fees) which Lending Agent may incur in connection with this Agreement or the transactions contemplated hereby, including a breach of any representation in Section 12 of this Agreement; provided that such indemnification shall not extend to liabilities, losses, costs or expenses to the extent that such liabilities, losses, costs or expenses (i) have resulted from Lending Agent’s own willful misconduct or gross negligence, or (ii) result from Lending Agent’s obligations as required by Section 7(a) above.

(b) Client agrees that Lending Agent’s duties and responsibilities shall only be those expressly set forth herein and that Lending Agent may consult with counsel and be fully protected with respect to any action taken or omitted to be taken in good faith upon advice of such counsel. Client understands that Lending Agent will act solely as agent in securities lending transactions contemplated by this Agreement. Lending Agent does not guarantee the performance of or assume any liability for any obligations of Client or any borrower.

(c) Client agrees that Lending Agent may rely on any certificate, statement, request, consent, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

(d) Notwithstanding anything in Section 7 or elsewhere herein to the contrary, in no event shall Lending Agent be liable to Client or any third party for special, indirect or consequential damages or lost profits or loss of business arising out of or in connection with this Agreement or any securities loan, even if Lending Agent is previously informed of the possibility of such damages.

9.	Lending Agent’s Other Relationships with Borrowers

Client acknowledges that Lending Agent and/or its affiliates may, for its own account or in a fiduciary capacity, be a creditor of, or generally engage in any kind of commercial or investment banking business with, a borrower to whom Lending Agent has lent Client’s securities.

10.	Notices

(a) All notices under this Agreement, except with respect to Recall Notices which shall be sent in accordance with Section 10(b) herein below, shall be in writing and sent by mail addressed as set forth below, or sent by email to Client’s relationship manager at Lending Agent; provided, however, that any such notices sent by email shall be effective only when Lending Agent’s receipt of that email is evidenced by an email acknowledgement sent from Lending Agent to Client:

If to Lending Agent:

BMO Harris Bank N.A.

111 East Kilbourn Avenue, Suite 200

Milwaukee, WI 53202

Attention: Securities Lending

If to Client:

Zacks Investment Management, Inc.

227 W. Monroe, Suite 4350

Chicago, IL 60606

Attention: Trent A. Thorbahn

Facsimile No.: (312) 267-0105

(b) All Recall Notices under this Agreement shall be in writing and sent by mail or facsimile or by email conveying a copy of a signed document in PDF format, addressed as follows:

BMO Harris Bank N.A.

BMO Securities Lending

111 E. Kilbourn Ave, Ste 200

Milwaukee, WI 53202

Email: bmogam.sloperations@bmo.com

Facsimile No.: (414) 220-5784

Unless otherwise provided in Section 10(a) above, notices delivered in accordance with this Agreement shall be effective upon receipt. The addresses indicated above for either party may be changed by prior written notice to the other party.

11.	Termination

Either party may terminate this Agreement without penalty by giving not less than five (5) business days’ written notice to the other party, which termination notice shall constitute a notice pursuant to Section 5 unless otherwise specified in writing by Client. Such termination shall be effective on the date specified therein, provided that this Agreement shall continue until all outstanding loans are terminated and all obligations under this Agreement are satisfied.

12.	Client Representations

Client makes the following representations and warranties that shall be continuous in nature, and if at any time Client becomes aware that any of the following representations are inaccurate or cease to be true, Client shall immediately notify Lending Agent:

(a) Client has received and reviewed, prior to the execution of this Agreement, a list of approved borrowers.

(b) Client has determined that all fees and other consideration to be received by Client in connection with the loan of securities under this Agreement, and all payment obligations of Client under this Agreement, are reasonable.

(c) Client has received all information that it has requested or that it believes is necessary to determine whether to enter into this Agreement.

(d) Client has determined that all compensation received by Lending Agent in connection with the loan of securities is reasonable and adequate consideration in light of the services being provided under this Agreement.

(e) Client acknowledges that it has been given the opportunity to review the terms and conditions of this Agreement and that the party executing this Agreement has (A) carefully considered the advisability of lending securities, including a consideration of the risks; (B) determined that lending securities under the terms of this Agreement is prudent; and (C) determined, after due deliberation and based solely upon independent investigations, that the lending of securities is legal and permissible in all respects for Client.

13.	Governing Law and Legal Proceedings

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of laws principles thereof) and applicable federal law.

(b) Any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of New York or the courts of the United States of America located in the State of New York, and Client hereby irrevocably consents to service of process in any said action or proceeding in any of such courts. Client hereby waives, in relation to any such action or proceeding, any defense to any action or proceeding based on venue or that the action has been brought in an inconvenient forum. Lending Agent and Client hereby irrevocably waive any right that they may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

14.	Force Majeure

Notwithstanding any other provision contained herein, Lending Agent shall not be liable for any action taken, or any failure to take any action required to be taken under this Agreement or otherwise to fulfill Lending Agent’s obligations under this Agreement in the event and to the extent that the taking of such action or such failure arises out of or is caused by acts of governmental authorities, war, insurrection, riot, revolution, sabotage, terrorism or civil commotion; acts of God, accident, fire, water damage, explosion, hurricane or earthquake; mechanical breakdown, computer or system failure or computer virus, failure or malfunctioning of any communications media for whatever reason; interruption (whether partial or total) of power supplies or other utility or service; strike or other stoppage (whether partial or total) of labor; any law, decree, regulation or order of any government or governmental body (including any court or tribunal); or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond Lending Agent’s control.

15.	Exclusivity

Client agrees not to lend any of Client’s securities covered by this Agreement, except pursuant to this Agreement.

16.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Lending Agent may assign this Agreement, or its rights or obligations hereunder, to any affiliate only with the prior written consent of Client.

17.	Miscellaneous

(a) This Agreement constitutes the entire agreement of the parties with respect to Lending Agent’s acting as Client’s agent in connection with the loan of Client’s securities which Client has placed in trust or in custody with Custodian, and supersedes all prior understandings, written or oral, or any previous agreement with respect thereto. Client must bring any claim arising out of or related to this Agreement no later than one year after the claim has accrued. Lending Agent’s books and records (whether on paper, microfilm, microfiche, by electronic or magnetic recording or any other mechanically reproducible form or otherwise) shall be deemed to constitute, in the absence of manifest error, sufficient evidence of the facts stated therein and of any obligations of the parties hereto. Neither party shall be bound by any modifications of this Agreement unless it has so agreed in writing.

(b) A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust on behalf of the series listed in Exhibit B as trustees and not individually, and that any obligations of this instrument are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the series listed in Exhibit B of the Trust.

18.	Waiver

The failure by Lending Agent to insist upon strict adherence by Client to any term of this Agreement, or Lending Agent’s failure to provide notice to Client or to demand payment or performance by Client of any obligation under this Agreement on any occasion or occasions shall not be considered a waiver by Lending Agent or deprive Lending Agent of the right thereafter to insist on strict adherence to that term or any other term of this Agreement or to demand payment or performance by Client of any of its obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Investment Managers Series Trust on behalf of Zacks Funds		BMO HARRIS BANK N.A.

By:		By:
	Name:		Name:
	Title:		Title:
Tax ID:

Zacks Investment Management, Inc.

By:
Name:
Title:
Tax ID:

Exhibit A

Authorized Investments

The following guidelines are applicable at the time of purchase.

I	INVESTMENT OBJECTIVES

There are three objectives in managing the account. The primary of these is to provide safety of principal (cash collateral). The second is to provide adequate daily liquidity for the account to accommodate the term (length of time) of the securities on loan. The final objective is to provide the highest yield possible within the parameters of these guidelines.

II	CERTAIN DEFINITIONS

“Daily Liquid Assets” means cash, Government Securities or securities that will mature or are subject to a demand feature that is exercisable and payable within one business day.

“First Tier Securities” means securities meeting the applicable diversification, maturity and liquidity requirements set forth in these Guidelines that: (a) have received a short-term rating from at least two nationally recognized statistical rating organizations (or, if only one nationally recognized statistical rating organization has issued a rating, that rating organization) in the highest short-term rating category (without respect to sub-categories and gradations) for debt obligations or (when applicable or no short term rating is available), have received a long-term rating of A or better from at least one nationally recognized statistical rating organization); (b) are “unrated” securities that are of comparable quality to securities meeting the foregoing requirements in (a), above, as determined by a fixed income credit analyst and the Fixed Income Advisory Committee; (c) are securities issued by a registered investment company that is a money market fund; or (d) are Government Securities. A security may be considered “unrated” for purposes of these Guidelines only if no nationally recognized statistical rating organization has assigned a rating to the security or to a class of short-term debt obligations, or any security within that class, that is comparable in priority and security with the relevant security.

“Floating Rate Securities” means securities whose terms provide for the adjustment of their interest rates at periodic intervals or on demand and that, at any time until the final maturity of the security or the period remaining until the principal can be recovered through demand, can reasonably be expected to have a market value that approximates their amortized cost including, without limitation, floating rate notes, demand notes, variable rate notes and adjustable rate securities.

“Government Securities” means securities issued or guaranteed as to principal and interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing.

“Illiquid Security” means a security that cannot be sold or disposed of in the ordinary course of business within seven calendar days at approximately the value assigned to it in valuing the account.

“Weekly Liquid Assets” means cash, Government Securities (including Government Securities that are issued at a discount to the principal amount to be repaid at maturity and have a remaining maturity of 60 days or less) and securities that mature or are subject to a demand feature that is exercisable and payable within five business days.

III	DIVERSIFICATION REQUIREMENTS

A.	Total holdings of any one issuer may not exceed 5% of the total value of the collateral received and held in the account at the time of purchase with the exception of Government Securities.

B.	Total holdings of any one industry may not exceed 25% of the total value of the collateral received and held in the account at the time of purchase with the exception of Government Securities.

IV	MATURITY LIMITATIONS

The account shall not:

A.	Acquire any instrument with a remaining maturity of greater than 397 calendar days;

B.	Maintain a maximum dollar-weighted average portfolio maturity that exceeds 60 calendar days (for purposes of calculating dollar-weighted average maturity, the maturity of Floating Rate Securities shall be the interval until the interest rate of a security is next reset);

C.	Maintain a maximum weighted average life that exceeds 120 calendar days determined without reference to the maturity shortening features of Floating Rate Securities as described in Paragraph B, above.

V	LIQUIDITY REQUIREMENTS

A.	The account shall not acquire any Illiquid Security if, immediately after the acquisition, the account would have invested more than five percent of its total assets in Illiquid Securities.

B.	The account shall not acquire any security other than a Daily Liquid Asset if, immediately after the acquisition, the account would have invested less than ten percent of its total assets in Daily Liquid Assets.

C.	The account shall not acquire any security other than a Weekly Liquid Asset if, immediately after the acquisition, the account would have invested less than thirty percent of its total assets in Weekly Liquid Assets.

VI	ACCEPTABLE INVESTMENTS

A.	Fixed income securities that are First Tier Securities and included on the approved credit list maintained by the Fixed Income Advisory Committee.

B.	Additions to or deletions from the approved credit list must be approved by the Fixed Income Advisory Committee.

C.	If a security is downgraded below the criteria for First Tier Securities, the portfolio management team must, in consultation with the client, reassess the appropriateness of holding the security.

D.	All repurchase agreements must be collateralized at a minimum of 102% (A Schedule of Acceptable Collateral will be provided to client, if applicable). By reason of continuous collateralization, daily mark-to-market requirements and short duration restriction (next business day only), no maximum maturity limits apply to the collateral underlying repurchase agreements. Since repurchase agreements are collateralized, they are not subject to either industry or individual issuer restrictions. The Fixed Income Advisory Committee will determine the appropriate collateralization levels and credit limits for repurchase agreements.

E.	Floating Rate Securities that adjust to market interest rates at least quarterly, that are First Tier Securities and that satisfy the maturity limitations set forth in Section IV, above

F.	Registered investment companies that are money market funds approved by the Fixed Income Advisory Committee. Money market funds are considered cash and, therefore, are not subject to industry and individual issuer restrictions.

VII	DERIVATIVES POLICY

The account is not allowed to invest in derivatives.

Exhibit B

Funds Eligible for Securities Lending

Zacks Small-Cap Core Fund

Zacks Dividend Fund

Zacks All-Cap Core Fund

Zacks Market Neutral Fund